Exhibit 99.1

Prepared Remarks of Roger I. Gale and Theodore R. Gwin
Calypte Third Quarter 2006 Analyst/Investor Conference Call
November 15, 2006; 4:30pm EDT

Tim Clemensen - Calypte Biomedical Corporation - Rubenstein IR

Good afternoon and welcome to the Calypte Biomedical Third Quarter 2006 Results Conference Call. Joining us today from the Calypte management team are Roger Gale, Chairman and Chief Executive Officer and Ted Gwin, Chief Financial Officer. Management's comments can be accessed via the Internet at the following address www.calypte.com and click on investors. The conference call will be available for replay through December 15, 2006. By now you should have received a copy of the Company's third quarter 2006 earnings release that was issued last week. If you have not, you can view the press release at Calypte's web site at calypte.com or feel free to contact our office at 212-843-8094 and we will fax it to you. In addition, Calypte filed its September 30, 2006 Form 10-QSB on November 6th.

We'd like to remind you that during the course of this conference call the Company might make projections or other forward-looking statements regarding future events for the future financial performance of the company. We want to caution you that such statements are just predictions and that actual events or results may differ materially based upon factors discussed on this call or due to other events that are now unknown. Further we refer you to the documents the Company files from time to time with the Securities and Exchange Commission and other publicly filed documents. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

I would now like to turn the call over to Roger Gale, Chairman and CEO of Calypte Biomedical.

Roger Gale - Calypte Biomedical Corporation - Chairman and CEO

Thank you, Tim.

Good afternoon and thank you for joining us on the call today. I would like to make a few high level comments before we review the financial and operational results in more detail.

Everyone always asks about our cash situation. In that regard, we are quite optimistic about the near term prospects, and we have re-thought our approach to the timing and amount of cash resources that we need at this time. We continue to work with two placement agents and expect to have a definitive announcement in this regard before too long.

We had previously announced to you that we intended to raise $15 to $20 million. As we indicated in last week’s press release, we don’t think that is appropriate or necessary right now. Put in simple terms, we have no intention of selling the family silver at these current market prices. Rather, while we plan to raise sufficient funds to execute on our business plan - we expect the amount to be significantly less, as much as $10 million less. Why? Due to our recent progress and our expectations for significant improvements in the first half of 2007 - both in terms of sales and key country approvals - we have significantly reduced our expected financing requirement. We now believe that we will only require funds necessary to maintain operations at approximately current levels pending the achievement of several milestones over the next 6 to 8 months.

We make these statements not only because of our short term accomplishments, but also because of our intermediate and longer term prospects. Earlier this month we completed the manufacture of 100,000 tests - and focusing on the very short term - this order has been fully prepaid and is expected to ship next week. This is our first major HIV rapid test order - as promised - to the UAE. This is the first significant shipment of our oral fluid rapid test, and is part of a quarter in which we expect to achieve approximately $400k in sales - a more than 400% growth versus this just completed quarter! Our challenge is to sustain that growth rate.

In the intermediate term, we have several large sales opportunities developing in Russia, South Africa and the Middle East. And in the longer term, we are building our sales demand platform - our people are opening several new doors on a trip to Africa that is currently under way. Our reception at the International AIDS Conference in Toronto added to our determination to continue to open new markets in the developing and emerging world - and we have a full program for new country approvals next year. We are in the final stages of registration in China and continue to expand our approved country base.

And, finally, we plan to be in the forefront in the U.S. as both CDC and FDA focus on increased routine testing - ultimately by having a non-invasive product readily available to all - in both professional and over-the-counter settings. This development platform will also set the stage for a full line of rapid tests - tests complementary to HIV such as syphilis - on which we are working in the beginning stages of a feasibility project with the CDC.

Before I turn it over to Ted Gwin, let me just touch on several current issues related to our stock listing.

We now trade on the OTCBB under the trading symbol “CBMC.” The transition to the OTCBB was relatively smooth. We now have 15 market makers and the liquidity in the stock remains our strength. We continue to be gratified about the strong interest that you have - and continue to maintain - in Calypte. We too maintain that confidence, evidenced by our resolve - to manage smartly - to minimize dilution to the extent possible - to not forget about the long term, but to prove to everyone that our rapid tests - which are now saleable - are in demand.

With that, let’s move on to a more in depth review. I'm pleased to have with me my sales team. You see, these days, everyone is in sales... I have here with me Ted Gwin, our CFO, Rick Brounstein, our Executive Vice President and leading salesman, and Ron Mink, our CSO. Ted will provide a financial update now. Rick and Ron will be available for the Q&A session.

So, now let me turn it over to Ted who will review the financial results for Q3 and provide an update on developments in China. I will then come back to you and discuss the ongoing operations and our plans for the future in some greater detail.

Over to Ted

Ted Gwin - Calypte Biomedical Corporation - CFO

Thanks, Roger.

As Tim said, we filed our third quarter 2006 10QSB on Monday, November 6th. Today I want to give you some highlights of the quarter's activities and a brief update on China.

Before I review the results of operations, let me discuss cash flows in response to Roger’s comments about our cash needs over the next 6 to 8 months.

Our loss from operations for the third quarter of 2006, at $1,293,000, reflects a 7% decrease compared with the $1,396,000 loss from continuing operations reported for the third quarter of 2005. After accounting for non-cash expenses of $72,000 for the quarter, our burn rate averaged approximately $407,000 per month in the third quarter of 2006. That rate sets the base for our near term financing plans.

Turning to the Income Statement, I will first comment on our legacy business and then we’ll move on to current operations. In the third quarter and first 9 months of 2005, we recorded $482,000 and $1,813,000 of revenue, respectively, attributable to sales of our Legacy Business products and losses of $395,000 and $2.3 million for the three and nine month periods, respectively. The revenues and costs attributable to the Legacy Business have been classified as discontinued operations upon the sale of the business in November 2005 and I will not be discussing them further here.

Our revenue for the third quarter of 2006 totaled $68,000 compared with revenues from continuing operations of $166,000 for the third quarter of 2005, a decrease of $98,000 or 59%. Sales of our BED incidence test accounted for essentially all of our sales in both the third quarter of 2006 and of 2005.

Rapid test sales were immaterial in both the third quarter of 2006 and 2005. On our last conference call we announced that we had received orders for South Africa and the Middle East of a total of 135,500 of our Aware OMT rapid tests. We have completed these orders and they will be included in sales in the fourth quarter of 2006. As Roger noted, our first $256,000 order for rapid tests is scheduled to ship next week.

Sales to customers in Botswana, Tanzania and Kenya, plus sales to our Taiwanese and South African distributors accounted for approximately 82% of our third quarter 2006 revenue. In the third quarter of 2005, three international BED Incidence Test customers and one domestic customer accounted for approximately 49% of our sales from continuing operations. We have recently begun to see a recovery of BED incidence test sales and believe this will continue now that new protocols have been established to address the concern with over-estimation of incidence in the tested population.

 Gross margin decreased from 63% of sales in the third quarter of 2005 to 13% in the third quarter of 2006. Among the factors contributing to this decrease are ramp up challenges - we do not yet purchase in economic order quantities, we have had increases in non-inventoried freight costs due to increases in foreign and domestic transportation costs for materials purchased domestically and transferred to international production sites in Thailand and China; and certain annual minimum royalty amounts attributable to our rapid tests have been expensed during the third quarter of 2006, even though sales of those tests were immaterial during the quarter. To recap, our current product costs are based on resource-constrained purchasing patterns and pilot-plant-sized production lots, and do not reflect the economies of scale that we anticipate in our expected commercial scale operations. Depending on the product and market we expect margins to range from a low of 25% to over 75% once we have reached a normal level of production and sales.

Research and development costs decreased by $52,000 or 7%, from $405,000 in the third quarter of 2005 to $353,000 in the third quarter of 2006. Our domestic R&D expense decreased by $165,000, primarily from eliminating our previous Rockville, Maryland facility-based R&D staff and its related operations as a component of the business restructuring that we completed during the second quarter of 2005. We continued to incur travel and other costs related to the transfer of our manufacturing technology to Thailand and China; costs for various international clinical trials and evaluations of our rapid tests; and expense for legal fees related to patents and trademarks applicable to our rapid tests during the third quarter of 2006, but those expenses decreased when compared with those incurred in similar activities during the third quarter of 2005. Offsetting the decrease in our domestic R&D expense is $113,000 of such expense related to our rapid tests that was incurred by our Beijing Marr joint venture, which did not exist in 2005.

 Selling, general and administrative costs decreased by $146,000 or 13%, from $1,095,000 in the third quarter of 2005 to $949,000 in the third quarter of 2006. The primary components of the net decrease include the following:

•	a decrease of approximately $80,000 in marketing consulting expenses;

•	a reduction of $145,000 in consulting, legal and public company expenses, including $119,000 in non-cash expense related to warrants issued for investor relations consulting in 2005; offset by

•	general and administrative expenses of $72,000 incurred by our China joint ventures, Beijing Marr and Beijing Calypte, neither of which were consolidated in 2005.

 During July 2006, we reduced the exercise price of warrants issued in conjunction with our May and July 2004 Private Placements, our April 2005 8% Convertible Notes and our Credit Facility Agreements with Marr to $0.15 per share for those warrant holders agreeing to exercise all or a portion of their warrants by July 21, 2006. Investors exercised warrants to purchase an aggregate of 25,080,000 shares of our stock at the reduced exercise price. We received approximately $258,000 in cash proceeds from the exercises and entered into agreements with certain warrant holders for the cancellation of our obligations to repay an aggregate of $959,000 of our 8% Convertible Notes and $2,545,000 of our 7% Promissory Notes and accrued interest issued under the 2005 Marr Credit Facility in lieu of cash payments for the warrant exercises.

We recorded net interest expense of $3,076,000 for the third quarter of 2006 compared with $1,067,000 of net interest expense in the third quarter of 2005, virtually all of which was non-cash expense in both periods. This is primarily as a result of the accounting for the derivative and anti-dilution obligations of our 2005 8% convertible note financing which were required to be adjusted to their fair value during 2005, with the change in value being recognized in interest expense, the write-off of such amounts during 2006 in proportion to conversion or cancellation of such debt, and the expense associated with the warrant re-pricing, exercise and the related debt cancellation.

Turning to China, we previously reported that we have obtained a manufacturing facility, and while there will be additional investment required to ramp up, we are positioning the factory to manufacture for export to other countries including Russia and South Africa in anticipation of new orders over the coming months. We are initially planning to ramp up factory capacity to 1 million tests a month, with maximum capacity of approximately 10 million tests per month. Roger will review the market potential, but we believe this capacity is both necessary and realistic.

To sell into China requires recertification of the facility following the upgrades and renovations we made to produce our Aware product line. The GMP validation and re-certification continues at the factory, while we conduct employee training, pilot lot production, and scaleup of production for Calypte’s Aware products for export.  This process will be valuable as it will give the China joint venture a jump start to manufacture the Aware HIV-1/2 Oral Fluid Rapid Test that is currently undergoing the SFDA review and approval process. In addition, we have started the process of bringing the factory up to ISO 9001 and ISO 13485 standards and anticipate certification next year. ISO certification is well recognized and provides validation that most countries recognize as the ‘gold standard’.

I would now like to give you a brief update on the Chinese SFDA approval process. We are meeting with SFDA personnel on at least a bi-weekly basis and have a much better understanding of the process of product approval in China.

Here is a brief recap of where we stand at the present.

•	The CDE Expert Technical review is DONE

•	The Leadership review is DONE

•
Expert panel review is next. The CDE verbally told us last week that this panel will meet on December 4th and we are expecting written confirmation of this in the next few days.  They have requested that our Chief Science Officer, Dr. Mink, be available for this meeting.

•
After the Expert review, the CDE will determine  to accept or reject the application, to request additional info, or to reschedule us for later review because they feel it is not appropriate at this time.   They have up to 30 working days (about 6 weeks) to review their findings and make a decision.  Depending on that decision, they have up to an additional 30 working days to notify us of their decision.

•	If the decision is to request additional information, the CDE has 2 calendar weeks to provide us with a written request for the supplemental materials.

•	While technically we have up to 4 calendar months to submit supplemental materials, if necessary, we expect to be able to submit answers to any requests in a much shorter time.

•
Once we submit any requested materials to the CDE, they have 30 working days to process the supplemental materials and make a  decision (accept, reject, request additional info, or schedule for later review)

•	If our application is approved, the CDE has 30 working days to prepare documents and submit the packet to the SFDA for final approval.

•	The SFDA can then take up to 40 working days (about 2 months) to issue its final approval to us.

This timetable reflects the regulatory limit and may not reflect the actual time it will take. While we do not control the approval process, we  are optimistic that we can address any of the agencies’ concerns in a timely manner and, although we currently anticipate that we will receive approval, we cannot give you an exact date for that to happen. We have, however, had discussions with the SFDA and they do understand the unique attributes and benefits of this test. With a fourth quarter 2006 approval unlikely, and while the exact approval timing is unknown, we are optimistic and are planning on a marketing launch based around approval during the first quarter of 2007.

I will now turn the call back over to Roger who will more fully discuss our business strategy and current plan.

Roger Gale - Calypte Biomedical Corporation - Chairman and CEO

Thank you, Ted.

We have already discussed cash flow requirements and China. In past quarters the focus and spotlight was on China. And a large part of our effort and resources was devoted to China. It still remains a crucial market opportunity for Calypte and we are close to all that effort and investment paying off. With that goal in sight, we are again adjusting our operational focus in China from one of delivering on our scientific and production targets and goals to one of focusing on sales and marketing of our products in China.

A major part of our short-term strategy for this year has been the introduction of a multi-pronged and multi-channel approach to ramping-up up revenue with the clear intention of increasing stockholder value and achieving cash flow break even as early as next year. Specifically, we now have several spotlights, not just China.

To best explain this multi-pronged and multi-channel approach it is necessary to give it some real world context and repeat some of those things we have discussed in the past.

First, we are focusing our efforts on 5 key countries or country blocks: China, Russia, South Africa, India and the Middle East. These are our spotlights. Of these countries, four are the “next wave” countries facing an HIV/AIDS pandemic.

There are several points to make here:

(1) Testing has been identified as one of the most important actions that can be taken to stem the spread of HIV/AIDS.

(2) the Gates Foundation, The Clinton Foundation, The Mineseeker Foundation and many others are focused on the HIV/AIDS pandemic and are starting to put their money to work.

(3) We have received initial charity orders from The Mineseeker Foundation and the Congress for African Development - primarily in South Africa. There is the possibility of an initial program order of 1.0 million tests that could eventually lead to orders approaching 20 million over the next one or more years. We have produced and are ready to ship the first 35,000 tests, which will primarily go into South Africa.

(4) We expect that China will be coming on line by Q1 or Q2 2007, India by Q2 2007, and following our recent approval in Russia, we are expecting an initial order of 50,000 OMT tests in December for shipment in Q1 2007. In the Middle East, we received approval from the UAE and next week we ship our first 100,000 OMT OTC tests. We have a commitment for an additional 600,000 tests in this region in the next 9 months. The UAE approval is already leading to interest from other countries in the region and we expect further orders.

In China, the market for HIV diagnostic tests is expected to grow to over $150 million by 2011. Our factory was designed to have the capacity to produce 10 million tests per month - by the end of 2007 if necessary. It is ready to start production now and can be ramped up to 1.0 million tests a month fairly quickly. We expect to capture 15 - 25 % of that market over the next 2 to 3 years. Profit margins will be in the 25% to 50% range. We expect to market the only oral rapid HIV test in China.

In India, there are 5.1 million HIV infections, second only to South Africa. The market for HIV diagnostic tests is expected to grow by 20% annually. Our clinical trials are underway and we expect our first sales toward the end of the first half of 2007. We expect to market the only oral rapid test in India.

Second, the US is the largest market for HIV diagnostic tests in the world, with 2005 revenues for screening tests estimated at $165 million. An FDA advisory panel has recently announced its support for having an OTC test available in the U.S. and the CDC is adopting an opt-out testing protocol, encouraging everyone to get routinely tested. We will continue our efforts to develop the US market. Calypte has invested over $3 million and acquired technology and equipment to take advantage of this opportunity. The first step will be to obtain approval for an oral fluid test for professional use, which we anticipate will be achieved in 2008.

Third, Calypte is leveraging our partnership with the Centers for Disease Control and Prevention (CDC). Calypte is currently selling the BED Incidence Test, which was developed in conjunction with CDC and we expect sales to build to $1.0 million in 2007. We are developing two additional products with CDC (Syphilis and a rapid BED Incidence Test).

Fourth, we commit to becoming more proactive - to raise stockholder awareness as we begin to launch into what we expect will be our growth phase - for example, we have plans for ongoing non-financing road shows, continuing our timely and regular earnings calls, and the like. We also plan to gain independent research to assist in driving value by bringing visibility to our story as it develops.

Fifth, we must capitalize on the Calypte advantage: on Calypte’s OMT test versus a blood test - where we have very definite advantages:

(1) Our test is non-invasive and the sampling is painless. Studies show greater acceptance of HIV testing without blood. And higher testing rates are the key to controlling AIDS.

(2) Our test is easier to use, and it makes a perfect over the counter home test. No technicians are required and no lancets or needles are required.

(3) Our test is safer. There is no infectious agent such as blood to deal with. So no accidental needle sticks among health care workers, no risk of needle reuse because there are no needles and no disposal issues.

On Calypte’s OMT test advantages, in software parlance, if the first generation test (we won’t use names) is a version 1.0, ours is version 2.5. We point to 2 significant improvements:

(1)	We have shelf life of 18 months, or over 2X the earlier version.

(2)
The design of our collection system is not limited to a single collection and a single oral test. A blood test is required to verify or confirm the current generation test. While Calypte’s OMT test is also limited to a single collection, our advantage is that our collection and sampling technology is such that the fluid collected can be used for more than one oral test.

An example best illustrates this. We were contacted by a group in South Africa looking for a better HIV testing solution. They were testing initially using an oral test in their pharmacy clinics. The accuracy of their oral test was sufficiently low that the medical group conducting the tests was using an immediate blood test to verify the first test, largely defeating the purpose of the oral test. The queues of patients waiting to be tested was said to be averaging 5 hours and in many instances patients were failing to stay for the second test. Why? Perhaps scared away by the blood test? The attending nurses were also often refusing to participate in the blood tests. The charity sponsoring the tests recently approached Calypte’s charity agent for a better solution. Calypte has responded rapidly by confirming that we can provide a WHO protocol comprising two simultaneous oral tests (a diagnostic and a confirmatory, using completely different peptides that our scientists had developed and tested in parallel some time ago) from the same sample fluid. We are now perfecting that dual oral test. We have also had a strong expression of interest from Tanzania regarding this testing protocol.

I would also point out that we are developing markets in Africa beyond South Africa; Cameroon, Uganda, Tanzania, Egypt, Mozambique, and Nigeria chief among them. We have a sales and marketing team in Kenya and Tanzania at this moment.

Sixth, it must be emphasized that under this multi-pronged and multi- channeled approach, we are using all channels available to enter the markets and gain sales. The approach is to continue with the traditional government-sponsored tenders, but also to work with the private charity funders and their on the ground organizations, the bi-lateral and multi-lateral state charities and entities, the IFIs and the national and international NGOs. Each market differs. In China the most successful channel to market is likely to be through state procurement, although we are starting to receive unsolicited inquiries from the private sector, which we believe signals their anticipation of our entry into the market. In South Africa, the best channel appears to be through private and state charities, NGOs and IFIs. The private sector is also just beginning to get involved. For example, Anglo American mining has had an HIV testing program underway for 10 years and we have just made a small sale to them this month for them to conduct trials with our product. The same goes in most of the other African countries. In Russia, the early sales are most likely to come from private sector. The MARR Group, our largest stockholder, has been instrumental in our obtaining approvals in Russia and will lead our sales efforts in Russia. We have recently submitted a white paper to a large steel and mining company in central Russia (NYSE listed) on the benefits from an HIV testing program. MARR Group has also indicated another likely first order is imminent from government and other private sectors such as oil and gas.

In the Middle East, our first OTC order ships next week and we continue to expand our focus in the region - Egypt and Saudi Arabia are viewing the non-invasive Oral Fluid test as a real benefit. We expect some of the programs to replace blood testing; others to be bundled in a testing protocol covering several diagnostic tests.

Let me make one final comment on near term sales: All of the programs range in size from several 100,000 tests to several millions of tests annually, also some as small as several thousand. And, we have a high degree of confidence that several of these larger initiatives will occur over this focus period in the next 6 to 8 months. I would also add that we have amended every member of staff’s terms of reference. Every one is now a sales and marketing executive: from our scientists through to our finance team. Indeed, Rick Brounstein, our EVP, is directly responsible for the first large sale to the Middle East and he expects the Middle East to be one of our strongest markets in the near term. We are all believers.

To end let me draw in the four corners of my presentation to you today.

We are now concentrating our efforts on delivering sales. We are executing on a multi-pronged and multi-channel approach to quickly transition to a market driven, revenue-generating organization. We are specifically focusing on:

(1) in the near term - those pandemic countries where the need for our product, and hence the market, is potentially the greatest;

(2) in countries where we have approval, we are pursuing multiple channels to market; the government tenders, the private sector, NGOs and charities;

(3) completing key approvals in India and China and countries where approvals are closest;

(4) continuing to tightly manage our burn rate, operational efficiencies and use of staff;

(5) further ways to capitalize on the Calypte technical advantages, turning them into our commercial advantages; and

(6) improve our investor relations and market visibility - to make sure people notice this progress.

So to conclude, whilst the market has not of recent rewarded us for our achievements to date; it has decisively punished us for what we have not delivered. We accept that. But as sure as eggs are eggs, we believe the market will correct and reward us as we deliver on our potential. Our confidence springs from the absolute commercial advantage that our science has delivered. We believe our products are safer and more cost effective than blood diagnostic tests. We believe our test is more robust and durable than the only other oral test on the market. We are confident and are seeing evidence already - confirmed by the wide interest we have for the oral fluid test - that the oral test is the most efficient use of resources in the global fight against HIV/AIDS and as regulatory barriers break down, we also expect our OTC product will become the market leader.

Thank you very much, ladies and gentlemen - and thank you to my colleagues and thank you all for listening in.

Stay tuned for further developments.